Exhibit 10.3

2006 Employee Equity Incentive Plan Notice of Grant of Stock Options and Option Agreement	Synopsys, Inc. ID: 56-1546236 690 East Middlefield Road Mountain View, CA 94043
%%FIRST_NAME%-%LAST_NAME%-% %%ADDRESS_LINE_1%-% %%ADDRESS_LINE_2%-% %%CITY%-%STATE%-%ZIPCODE%-% %%COUNTRY%-%	Option Number: %%OPTION_NUMBER%-% ID: %%EMPLOYEE_IDENTIFIER%-%
Effective %%OPTION_DATE%-%, Synopsys, Inc. (the “Company”) has granted you a Nonstatutory Stock Option (the “Option”) under the 2006 Employee Equity Incentive Plan (the “Plan”) to buy %%TOTAL_SHARES_GRANTED%-% shares of the common stock of the Company (the “Common Stock”) at an exercise price of %%OPTION_PRICE%-% per share. This Option is subject to all of the terms and conditions set forth in this Notice of Grant of Stock Options and Option Agreement (including any special terms and conditions for your country in the Appendix hereto, the “Agreement”) and the Plan, which is incorporated by reference herein in its entirety. This Option is also subject to the Compensation Recovery Policy applicable to corporate staff, adopted by the Company in December 2008, as amended from time to time (the “Compensation Recovery Policy”) and any required compensation recovery provisions under applicable laws or regulations. Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.
This Option will vest, and may be exercised, in whole or in part, in accordance with the following vesting schedule, subject to your Continuous Service with the Company or any Affiliate [INCLUDE ONLY FOR TIME-BASED FORM:; provided, however, that if such Continuous Service terminates due to your death, this Option will vest at the time of such termination, on accelerated basis, to the extent this Option would have vested had your Continuous Service continued for an additional twelve (12) months after such termination.]
[INSERT TIME-BASED VESTING SCHEDULE AND/OR PERFORMANCE-BASED VESTING SCHEDULE, AS APPLICABLE]
1.Exercise.
(a)Right to Exercise. This Option is exercisable during its term in accordance with the vesting schedule set forth above and the applicable provisions of the Plan and this Agreement. In the event of your death, Disability, or other cessation of Continuous Service, the exercisability of the Option is governed by the applicable provisions of the Plan and this Agreement. This Option may not be exercised for a fraction of a share.
(b)Method of Exercise. You must exercise the Option through your account with the Company’s designated broker, which as of the date hereof is E*TRADE Securities LLC, unless you are an officer subject to the reporting requirements of Section 16(a) of the Exchange Act (a “Section 16 Officer”). Using your account, you may select the grant to exercise, the number of shares to exercise, the type of exercise (subject to applicable provisions in the Appendix), and, if applicable based on the type of exercise, the sales order for the shares issuable upon exercise. You may sell the Common Stock underlying the Option through your account or you may transfer the shares of Common Stock to your stockbroker (except as provided in the Appendix). If you are a Section 16 Officer, you must exercise your Option in accordance with the Company’s Section 16 Officer and Director Trading Procedures. All Option exercises must be made in accordance with the Company’s Insider Trading Policy.
(c)Exercise by Another. If another person wants to exercise this Option after it has been transferred to him or her in accordance with the transferability restrictions provided in the Plan, that person must prove to the Company’s satisfaction that he or she is entitled to exercise this Option. That person must also pay the exercise price (as described below) and any applicable tax withholding due upon exercise of the Option (as described in Section 2 below) and comply with all other provisions of this Agreement.
(d)Method of Payment. Payment of the exercise price is due in full upon exercise of all or any part of the Option. Payment of the exercise price may be made in cash or by check or in any other manner permitted in the Plan (except as provided in the Appendix).

(e)Termination. In the event of termination of your Continuous Service for any reason other than Cause, you will be permitted to exercise the Option to the extent vested at the time of termination for ninety (90) days following your date of termination (except as provided in the Appendix); provided, however, that if your termination is due to death or Disability, or if you die within ninety (90) days following your termination without “Cause”, the post-termination exercise period is twelve (12) months (except as provided in the Appendix); provided further that if your termination is for “Cause” as defined in the Plan, you shall not be permitted to exercise the Option in any respect. In each case, the date of the termination of your Continuous Service shall be determined in accordance with Section 3(i) below. In addition, if the Option is not exercisable during the applicable post-termination exercise period solely because the shares of Common Stock issuable upon such exercise are not then registered under the Securities Act and are not otherwise issuable under an exemption from the registration requirements of the Securities Act, this Option shall not expire until the earlier of the expiration date set forth above or until it shall have been exercisable for an aggregate period of at least ninety (90) days after the termination of your Continuous Service. You are responsible for keeping track of these exercise periods following your termination of Continuous Service for any reason. The Company will not provide further notice of such periods.
2.Responsibility for Taxes.
    (a)     Except as otherwise provided in the Appendix, the provisions of this Section 2 shall apply. You acknowledge that, regardless of any action the Company or your employer if different from the Company, whether current or former (the “Employer”) takes with respect to any or all income tax, social insurance contributions, payroll tax, fringe benefits tax, payment on account or other tax-related withholding related to your participation in the Plan and legally applicable or deemed applicable to you (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Employer. You further acknowledge that the Employer (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option or underlying shares of Common Stock, including the grant, vesting or exercise of the Option, the subsequent sale of shares acquired pursuant to such exercise and the receipt of any dividends; and (2) does not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. In particular, you acknowledge that this Option is exempt from Section 409A of the Code only if the exercise price per share is at least equal to the “fair market value” per share of the Common Stock on the grant date and there is no other impermissible deferral of compensation associated with the Option. Further, if you have become subject to tax in more than one jurisdiction, you acknowledge that the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
    (b)     Prior to exercise of the Option, you shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Employer or its respective agents, at their discretion, to withhold all applicable Tax-Related Items from your wages or other cash compensation paid to you by the Employer and/or from proceeds of the sale of the shares. Alternatively, or in addition, if permissible under local law, the Employer may, without your further consent, (1) sell or arrange for the sale of shares that you acquire, to meet the withholding obligation for Tax-Related Items, either through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization) or a voluntary sale (including permitting you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority), and/or (2) withhold in shares of Common Stock issuable at exercise of the Option. The Employer may withhold or account for Tax-Related Items by considering statutory withholding rates or other withholding rates, including maximum withholding rates applicable in your jurisdiction, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for the Tax-Related Items is satisfied by withholding in shares of Common Stock, then you will have no further rights, title or interests in or to the number of shares of Common Stock that are held back solely for the purpose of paying the Tax-Related Items, and you are deemed to have been issued the full number of shares of Common Stock subject to the exercised portion of the Option.
    (c)    You shall pay to the Employer any amount of Tax-Related Items that the Employer may be required to withhold as a result of your receipt or exercise of the Option and your sale of the shares obtained pursuant to any exercise of the Option that cannot be satisfied by the means previously described. The Employer may refuse to deliver the shares or the proceeds of the sale of shares if you fail to comply with your obligations in connection with the Tax-Related Items.
    (d)    Finally, in the event the Company’s obligation to withhold arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

3.Nature of Grant. In accepting the grant of the Option, you acknowledge, understand and agree that:
(a)the Plan is established voluntarily by the Company, is discretionary in nature, and may be modified, amended, suspended or terminated by the Company as provided in the Plan;
(b)the grant of the Option and any other options or Awards under the Plan is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options, shares, Awards or any other benefit or compensation in lieu of future options, even if options have been granted in the past;
(c)all decisions with respect to future options or Awards, if any, will be at the sole discretion of the Company;
(d)your participation in the Plan shall not create a right to employment or service or be interpreted as forming or amending an employment or service contract with the Company and shall not interfere with the ability of the Employer to terminate your employment or service relationship at any time with or without Cause;
(e)you are voluntarily participating in the Plan;
(f)unless otherwise agreed with the Company, the Option and the shares of Common Stock subject to the Option, and the income and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of an Affiliate;
(g)the Option and the shares of Common Stock subject to the Option, and the income and value of same, are not intended to replace any pension rights or compensation;
(h)the Option and the shares of Common Stock subject to the Option, and the income and value of same, are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, life or accident insurance benefits, pension or retirement benefits or similar payments;
(i)for purposes of the Option, your Continuous Service will be considered terminated as of the date determined by the Company in its sole discretion;
(j)the future value of the shares underlying the Option is unknown and cannot be predicted with certainty;
(k)if the value of the underlying shares does not exceed the exercise price upon exercise, the Option will have no value and if you exercise the Option, the value of the shares acquired upon exercise may increase or decrease in value, even below the exercise price;
(l)should you die owning shares of Common Stock or the Option, such shares or the Option may subject your estate to United States federal estate taxes, even if you are not otherwise subject to United States federal income tax or other United States employment taxes, and you should seek your own tax advice regarding this potential tax;
(m)you disclaim any entitlement to compensation or damages arising from the termination of the Option, including as the result of termination of your employment or other service relationship with the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or providing services or the terms of any employment or service agreement), or diminution in value of the shares of Common Stock;
(n)the Plan and the Agreement set forth the entire understanding between you, the Company, the Employer, and any Affiliate regarding the acquisition of the shares of Common Stock and supersedes all prior oral and written agreements pertaining to the Option; and
(o)the following provisions apply only if you are providing services outside the United States:

(i)    the Option and the shares of Common Stock subject to the Option, and the value and income of same, are not part of normal or expected compensation or salary for any purpose; and
(ii)    neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Option or of any amounts due to you pursuant to the exercise of the Option or the subsequent sale of any shares of Common Stock acquired upon exercise.
4.Data Privacy and Declaration of Consent. If you would like to accept the Option, exercise the Option and participate in the Plan, you need to review the following information about the processing of personal data by or on behalf of the Company, the Employer and/or any Affiliate as described in this Notice and Agreement and any other Option materials (the “Personal Data”) and declare your consent. As regards the processing of your Personal Data in connection with the Plan and the Agreement, the Company is the controller of your Personal Data.
(a)Data Processing and Legal Basis. The Company collects, uses and otherwise processes Personal Data about you for the purposes of allocating shares of Common Stock and implementing, administering and managing the Plan. This Personal Data may include, without limitation, your name, home address and telephone number, email address, date of birth, social security insurance, passport number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor. The legal basis for the processing of your Personal Data will be your consent.
(b)Stock Plan Administration Service Providers. The Company transfers your Personal Data, or parts thereof, to E*Trade Securities LLC (and its affiliated companies), an independent service provider based in the United States which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share your Personal Data with such different service provider that serves the Company in a similar manner. The Company’s service provider will open an account for you to receive and trade shares of Common Stock acquired upon exercise of the Option. You will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of your ability to exercise the Option and otherwise participate in the Plan.
(c)International Data Transfers. The Company and, as of the date hereof, any third parties assisting in the implementation, administration and management of the Plan, such as the Company’s service providers, are based in the United States. If you are located outside the United States, you understand and acknowledge that your country has enacted data privacy laws that are different from the laws of the United States. The Company’s legal basis for the transfer of Personal Data is your consent.
(d)Data Retention. The Company will use your Personal Data only as long as is necessary to implement, administer and manage your participation in the Plan, or to comply with legal or regulatory obligations, including under tax and securities laws. In the latter case, the Company’s legal basis for the processing of your Personal Data would be compliance with the relevant laws or regulations or the pursuit by the Company of respective legitimate interests not outweighed by your interests, rights or freedoms. When the Company no longer needs your Personal Data for any of the above purposes, the Company will remove it from its systems.
(e)Voluntariness and Consequences of Denial/Withdrawal of Consent. Your participation in the Plan and your grant of consent is purely voluntary. You may deny or later withdraw your consent at any time, with future effect and for any or no reason. If you deny or later withdraw your consent, the Company can no longer grant Options or other awards to you or administer or maintain such awards and you would no longer be able to participate in the Plan. This would, however, not affect your status or salary as an employee or your career. You would merely forfeit the opportunities associated with the Plan.
(f)Data Subject Rights. Data subject rights regarding the processing of personal data vary depending on the applicable law. Depending on where you are based and subject to the conditions set out in the applicable law, you may have, without limitation, the rights to (i) inquire whether and what kind of Personal Data the Company holds about you and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of Personal Data about you that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, or (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing, processed based on withdrawn consent, processed for legitimate interests that, in the context of your objection, do not prove to be compelling, or processed in non-compliance with applicable legal requirements. In addition, you may, subject to the conditions set out in the applicable law and without limitation, have the rights to (iv) request the Company to restrict the processing of your Personal Data in certain situations where you feel its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and (vi) request portability of your Personal Data that you have actively or passively provided to the Company (which does not include data derived or inferred from the collected data), where the processing of such Personal Data is based on consent or your employment or service contract and is carried out by automated means. In case of concerns, you may also have the right to lodge a complaint with the competent local data protection authority. To receive clarification of, or to exercise any of, your rights you may contact your local human resources representative.

By signing this Notice and Agreement below or, in case this information is presented to you electronically, by clicking the “Accept” or similar button implemented into the relevant web page or platform, you declare, without limitation, your consent to the data processing operations described in this Notice and Agreement. You may withdraw your consent at any time with future effect for any or no reason as described in Section 12(e) above.

5.Governing Law and Venue. The Option is governed by, and subject to, the laws of the State of Delaware without resort to that State’s conflict of laws rules. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California.
6.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Option granted hereunder or to participation in the Plan (or future options or other Awards that may be granted under the Plan) by electronic means (including by filing documents publicly at www.sec.gov or any successor website thereto) or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost if you contact the Company by telephone, through a postal service or electronic mail. You further acknowledge that you will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, you understand that you must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, you understand that your consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if you have provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail.
7.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
8.Restrictive Legends. The Common Stock issued under this Option shall be endorsed with appropriate legends, if any, determined by the Company.
9.Unsecured Obligation. The Option is unfunded, and even as to any vested portion, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue Common Stock pursuant to this Agreement. You shall not have voting or any other rights as a stockholder of the Company with respect to the Common Stock acquired pursuant to this Agreement until such Common Stock is issued. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company with respect to the Common Stock so issued and held by you. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
10.Notices. Any notices provided for herein or in the Plan shall be given in writing (including in electronic form) to each of the other parties hereto and shall be deemed effectively given on the earlier of (i) the date of personal delivery, including delivery by express courier, (ii) the date that electronic notice is sent by you or Shareholder Services (as applicable), in the case of notices provided by electronic means, or (iii) the date that is five (5) days after deposit in the United States Post Office (whether or not actually received by the addressee), by registered or certified mail with postage and fees prepaid, addressed at the following addresses, or at such other address(es) as a party may designate by ten (10) days’ advance written notice to each of the other parties hereto:
COMPANY:    Synopsys, Inc.
Shareholder Services
690 East Middlefield Road
Mountain View, CA 94043
United States of America
PARTICIPANT:    Your address as on file with the Company at the time notice is given
11.Amendment. This Agreement may be amended solely by the Company by a writing (including in electronic form) which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment impairing your rights hereunder may be made without your written consent. Without limiting the foregoing, the Company reserves the right to change, by written notice (including in electronic form), the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.
12.Governing Plan Document. This Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of this Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control. The Company shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Board shall be final and binding upon you, the Company, and all other interested persons. No member of the Board shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.
13.Miscellaneous.
(a)The rights and obligations of the Company under this Agreement shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.
(b)All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
(c)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of this Option.
(d)You acknowledge and agree that you have reviewed this Agreement in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting this Option and fully understand all provisions of this Option.
(e)This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(f)The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
(g)If you have received this or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
(h)Notwithstanding any provisions in this Agreement, the Option shall be subject to any additional terms and conditions set forth in the Appendix to this Agreement for jurisdictions in which you are subject to the applicable laws. Moreover, if you relocate to one of the countries included in the Appendix or otherwise become subject to the laws of such jurisdiction, the additional terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
(i)The Company reserves the right to impose other requirements on your participation in the Plan, on the Option and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
(j)You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Participant.
14.    Insider Trading Restrictions/Market Abuse Laws. You acknowledge that you may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect your ability to, directly or indirectly, acquire or sell or attempt to sell the shares of Common Stock or rights to shares acquired under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdiction). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s Insider Trading Policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.
15.    Foreign Asset/Account Reporting, Exchange Control and Tax Requirements. You acknowledge that there may be certain foreign asset and/or account reporting requirements and exchange controls which may affect your ability to acquire or hold shares of Common Stock acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on shares of Common Stock acquired under the Plan) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker within a certain time after receipt. In addition, you may be subject to tax payment and/or reporting obligations in connection with any income realized under the Plan and/or from the sale of shares of Common Stock. You acknowledge that it is your responsibility to be compliant with all such requirements, and you are advised to consult your personal legal, tax and/or financial advisors, as applicable, to ensure your compliance.
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Your signature below (or online acceptance, if applicable) indicates that you have read this Agreement and agree to be bound by the terms and conditions of the Plan and this Agreement. You acknowledge receipt of, and understand and agree to, this Agreement, the Plan, the related Plan prospectus, the Compensation Recovery Policy (if applicable to you), the Company’s Section 16 Officer and Director Trading Procedures (if applicable to you) and the Company’s Insider Trading Policy. You further acknowledge that as of the grant date, the Agreement and the Plan set forth the entire understanding between the Company and you regarding the award of the Option and the underlying Common Stock and supersede all prior oral and written agreements on that subject with the exception of (i) Awards previously granted and delivered to you under the Plan, and (ii) if applicable to you (A) the terms of any applicable Company change of control severance plan or provisions and (B) the Compensation Recovery Policy.

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Your signature below or online acceptance (where permitted) indicates that you have read this Agreement (including any appendices hereto) and agree to be bound by the terms and conditions of the Plan and this Agreement.

SYNOPSYS, INC.	PARTICIPANT

By: ____________________________	By: ____________________________

Title: ___________________________	Name: __________________________

Date: ___________________________	Date: ___________________________